Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     January 28, 2005

PRESS RELEASE

CONTACT:      Paul McCormick, President and Chief Executive Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX NAMES RONALD H. COELYN TO BOARD OF DIRECTORS

IRVINE, Calif. (January 28, 2005) – Endologix, Inc. (Nasdaq: ELGX) today announced that Ronald H. Coelyn has been appointed to its board of directors as an independent director, bringing Endologix board membership to eight.

“We are exceptionally pleased to attract a high caliber board member such as Ron, who brings a wealth of healthcare, senior management, finance and corporate governance experience,” said Franklin D. Brown, Endologix’s chairman. “During his distinguished career, Ron has proven his leadership skills while serving as a corporate director and founder of several successful life sciences ventures.  We expect to call upon his expertise in the near-term as we continue implementing our focused launch of the Powerlink® System and over the longer run as we expand our product offerings for the treatment of vascular disease.  We welcome Ron to our board.”

Mr.     Coelyn’s career spans more than 30 years, including the past 17 years in life sciences and healthcare.  Currently, he specializes in senior management and board appointments at the executive search firm The Coelyn Group, which he founded in 1992 after serving as partner in the international search firm Spencer Stuart & Associates.  Prior to that, Mr. Coelyn served for three years as president and chief operating officer of medical diagnostics company, American Diagnostics Corporation (“ADC”), where he was responsible for sales and marketing, research and development, regulatory affairs, quality systems, manufacturing and finance.  During his tenure, he arranged financial transactions to fund scientific discovery and development, and completed an initial public offering, prior to the acquisition of ADC by multinational life sciences firm Hoffmann-La Roche Inc. Subsequently, Mr. Coelyn was chairman, president and chief executive officer of Alpha Healthcare Systems, Inc., a healthcare information systems company focused on practice management and electronic medical records. He also was a senior executive with ITEL Corporation, which grew from $100 million to more than $1.4 billion in annual revenues over a six-year period.

Mr.     Coelyn currently serves as co-chairman of LINC (LifeSciences Industry Council) of Orange County, California, a member of the BioMedical Industry Council’s board of directors, an advisory board member of the American Heart Association and the Blind Children’s Learning Center, and an associate member of AdvaMed, previously the Health Industry Manufacturer’s Association.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the United States. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the development, clinical success, regulatory approval and commercial success of new medical device products, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Company’s other filings with the SEC.

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